Filed Pursuant to Rule 433
Registration Statement Nos.
333-188327 and 333-188327-01
May 8, 2013

FINAL TERM SHEET

U.S.$500,000,000 Floating Rate Notes due 2018

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	Floating Notes due 2018 (the “Floating Rate Notes”).

Total initial principal amount:	$500,000,000

Settlement Date:	May 15, 2013 (T + 5)

Maturity Date:	May 15, 2018

Day Count:	Actual/360

Day Count Convention:	Modified following.

Interest Rate Basis:	3 Month USD LIBOR

Spread to LIBOR:	29 basis points (0.290%)

Designated LIBOR page:	Reuters Screen LIBOR01

Index Maturity:	3 Months

Interest Reset Period:	Quarterly

Date interest starts accruing:	May 15, 2013

Interest Payment Dates:	February 15, May 15, August 15 and November 15 of each year, subject to the Day Count Convention, commencing August 15, 2013.

Interest Reset Dates:	February 15, May 15, August 15 and November 15, commencing on August 15, 2013, subject to the Day Count Convention.

Interest Rate Calculation:	3 Month USD LIBOR determined on the applicable Interest Determination Date plus the Spread to LIBOR

Initial Interest Rate:	3 Month USD LIBOR plus 29 basis points, determined on the second London business day prior to May 15, 2013

Interest Determination Dates:	Quarterly, two London Business days prior to each Interest Reset Date

Public offering price:	Per Floating Rate Note: 100%; Total: $500,000,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per Floating Rate Note: 99.800%; Total: $499,000,000

Calculation Agent:	Deutsche Bank Trust Company Americas

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

CUSIP Number:	85771P AM4

ISIN:	US85771PAM41

U.S.$750,000,000 1.150% Notes due 2018

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	1.150% Notes due 2018 (the “2018 Notes”).

Total initial principal amount:	$750,000,000

Settlement Date:	May 15, 2013 (T+5)

Maturity Date:	May 15, 2018

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	1.150%

Date interest starts accruing:	May 15, 2013

Interest Payment Dates:	May 15 and November 15 of each year, subject to the Day Count Convention, commencing November 15, 2013.

Public Offering Price:	Per 2018 Note: 99.782%; Total: $748,365,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2018 Note: 99.582%; Total: $746,865,000

Benchmark Treasury:	0.625% due April 2018

Benchmark Treasury Price and Yield:	99-13 1/4 , 0.745%

Spread to Benchmark Treasury:	45 bps

Re-offer yield:	1.195%

Make-Whole Spread:	5 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

CUSIP Number:	85771P AJ1

ISIN:	US85771PAJ12

U.S.$900,000,000 2.650% Notes due 2024

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	2.650% Notes due 2024 (the “2024 Notes”).

Total initial principal amount:	$900,000,000

Settlement Date:	May 15, 2013 (T+5)

Maturity Date:	January 15, 2024

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	2.650%

Date interest starts accruing:	May 15, 2013

Interest Payment Dates:	January 15 and July 15 of each year, subject to the Day Count Convention, commencing January 15, 2014. The initial interest period is a long coupon.

Public Offering Price:	Per 2024 Note: 99.802%; Total: $898,218,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2024 Note: 99.502%; Total: $895,518,000

Benchmark Treasury:	2.000% due February 2023

Benchmark Treasury Price and Yield:	102-01+, 1.771%

Spread to Benchmark Treasury:	90 bps

Re-offer yield:	2.671%

Make-Whole Spread:	15 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

CUSIP Number:	85771P AK8

ISIN:	US85771PAK84

U.S.$850,000,000 3.950% Notes due 2043

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	3.950% Notes due 2043 (the “2043 Notes”).

Total initial principal amount:	$850,000,000

Settlement Date:	May 15, 2013 (T+5)

Maturity Date:	May 15, 2043

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	3.950%

Date interest starts accruing:	May 15, 2013

Interest Payment Dates:	May 15 and November 15 of each year, subject to the Day Count Convention, commencing November 15, 2013.

Public Offering Price:	Per 2043 Note: 99.860%; Total: $848,810,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2043 Note: 99.110%; Total: $842,435,000

Benchmark Treasury:	2.750% due November 2042

Benchmark Treasury Price and Yield:	94-31, 3.008%

Spread to Benchmark Treasury:	95 bps

Re-offer yield:	3.958%

Make-Whole Spread:	15 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

CUSIP Number:	85771P AL6

ISIN:	US85771PAL67

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Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes prior to the third business day before the delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the Notes who wish to make such trades should consult their own advisor.

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The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by (i) calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (ii) calling J.P. Morgan Securities LLC collect at 1-212-834-4533, (iii) calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or (iv) calling RBS Securities Inc. toll-free at 1-866-884-2071.